EXHIBIT 21

                          SUBSIDIARIES OF INTERDIGITAL


              Company                          State of Incorporation
              ------                           ----------------------
   Digital Cellular Corporation                     Pennsylvania
   InterDigital Finance Corporation                 Delaware
   InterDigital Mobilecom, Inc.                     New York
   InterDigital Patents Corporation                 Delaware
   InterDigital Technology Corporation              Delaware
   InterDigital SE Asia, Ltd.                       Pennsylvania
   InterDigital Telecom, Inc.                       New York
   Universal Service Telephone Corp                 Nevada
   USTC Supply Corporation                          Nevada
   USTC World Trade Corporation                     Nevada
   Wireless Digital Networks, Inc.                  Pennsylvania